CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 27, 2007 appearing in the Annual Report on Form 10-K of WordLogic Corporation for the year ended December 31, 2007 in the Company’s Registration Statement on Form S-8 pertaining to the “2008 Equity Incentive Plan”.

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP
Englewood, Colorado
October 17, 2008